As filed pursuant to Rule 424(b)(3) Registration No. 333-156219
PRICING SUPPLEMENT (To Prospectus dated December 17, 2008 as supplemented by the Prospectus Supplement dated December 17, 2008)
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered		Proposed Maximum Aggregate Offering Price			Amount of Registration Fee(1)(2)

(1) Calculated in accordance with Rule 457(r) of the Securities Act. (2) Paid herewith.
HSBC Finance Corporation - Registration No. 333-156219 Rule 424(b)(3) Preliminary Pricing Supplement No. 70 Dated March 7, 2011

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XZF6	[ ]	0.825%	[ ]	FIXED	2.200%	Semi-Annual	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking
3/15/2014	09/15/2011	$10.88	YES	Senior Unsecured Notes
Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XZG4	[ ]	1.250%	[ ]	FIXED	3.200%	Semi-Annual	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking
03/15/2016	09/15/2011	$15.82	YES	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents:  Banc of America Securities LLC, HSBC Securities (USA) Inc. and INCAPITAL, LLC.
Agents: Charles Schwab & Company, Incorporated, Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, a division of National Financial Services, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, UBS Securities LLC, and Wachovia Securities LLC.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The notes represent obligations of HSBC Finance Corporation and are not obligations of, nor guaranteed by, HSBC Holdings plc or any of its affiliates.

HSBC Finance Corporation 26525 N. Riverwoods Blvd. Mettawa, IL 60045
Offering Dates: Monday, March 7, 2011 through
Monday, March 14, 2011
Trade Date: Monday, March 14, 2011 @ 12:00 PM ET
Settlement Date: Thursday, March 17, 2011
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book
Entry Only
DTC Number: 0235 via RBC Dain Rauscher Inc.
InterNotes® is a registered trademark of
Incapital Holdings LLC
All rights reserved.
						HSBC Finance Corporation HSBC Finance InterNotes Prospectus Supplement dated December 17, 2008 to Prospectus dated December 17, 2008